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Exhibit 10.1

[LETTERHEAD OF THE COMPANY]

                        , 2003

Mr. John W. Manzetti
218 Chesapeake Drive
Gibsonia, PA 15044

Dear Mr. Manzetti:

        Reference is made to the Agreement and Plan of Merger, dated as of October 26, 2003 (the "Merger Agreement"), among NOMOS Corporation, a Delaware corporation ("NOMOS"), North American Scientific, Inc., a Delaware corporation (the "Company"), and AM Capital I, Inc., a Delaware corporation ("AM Capital"), pursuant to which NOMOS will merge with and into AM Capital and AM Capital shall continue as the surviving corporation and a wholly-owned subsidiary of the Company. The Company and AM Capital consider it essential to the best interests of the stockholders of the Company to foster the continuous employment of key management personnel of NOMOS.

        In order to induce you to remain in the employ of AM Capital, the Company will cause AM Capital to employ you and agrees that you shall receive the benefits set forth in this letter agreement (the "Agreement"). These benefits replace and supersede the benefits set forth in those certain letter agreements dated February 11, 2002 and June 18, 2003, respectively, between you and NOMOS, which prior agreements are hereby deemed null and void.

        1.     Employment; Duties. Effective as of the Closing Date (as defined in the Merger Agreement), AM Capital hereby agrees to employ you in the position of President of AM Capital. You shall be responsible for the management of the business and affairs of AM Capital. You shall report to, and be subject to the direction of, the Chief Executive Officer of the Company (the "CEO"). The CEO may assign other duties to you from time to time, and shall have the right to modify your responsibilities from time to time as the CEO may reasonably deem necessary or appropriate. During the term of your employment with AM Capital, you shall devote your full time and use your best efforts to advance the business and welfare of AM Capital and the Company, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of AM Capital or the Company, or that would interfere with your duties hereunder.

        2.     Term; Vacation. Unless earlier terminated as hereinafter provided, the term of your employment hereunder shall commence on the Closing Date and shall continue for a period of two years thereafter (the "Employment Term"). The Employment Term shall continue for additional one-year terms unless notice of non-renewal is given either by you to the Company or by the Company to you at least 90 days prior to the date on which the Employment Term is then scheduled to end. You shall be entitled to a period of annual vacation time equal to four weeks per twelve-month period, to accrue pro rata during the course of each such twelve month period. The days selected for your vacation must be mutually and reasonably agreeable to the Company and you. In no event shall your total accrued vacation exceed seven weeks.

        3.     Base Salary; Stock Options. The Company shall pay you, as compensation for your services, an initial salary of $300,000 per annum ("Base Salary"), subject to such annual increases as may be determined in the sole discretion of the Company. Your Base Salary shall be payable in accordance with the Company's standard policies and practices for payment of salary to salaried employees. In addition, you will be granted options ("Options") to purchase 40,000 shares of the Company's common stock, at an exercise price equal to the fair market value of such common stock as of the Closing Date, pursuant to the Company's Amended and Restated 1996 Stock Option Plan (the "Plan"), or any subsequent plan adopted by the Company. Such Options will vest in equal installments of 10,000 shares each on the first, second, third and fourth anniversary of the date hereof. As determined from time to time by the Board of Directors of the Company, you will also be eligible to receive additional Options under the Plan. To the extent allowable under Internal Revenue Service regulations, such Options shall be "incentive stock options" as described in the Plan. You shall be entitled to receive Options in the form of non-statutory stock options, at your option.

        4.     Other Compensation. In addition to the compensation package described above, you shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that you are eligible under the general provisions thereof (collectively, "Health Benefits"). In addition, you will be eligible for participation in the Company's standard bonus program. The bonus program for you for fiscal year 2004, ended October 31, 2004 is described in Exhibit A to this agreement.

        5.     Severance. Subject to Section 7 of this Agreement, in the event your employment is terminated at any time during the Employment Term, or this Agreement is not renewed, you will receive (a) a severance payment equal to twenty four months of your Base Salary if terminated in the first year of this Agreement, 18 months if terminated in the second year of this Agreement and 12 months if terminated thereafter, less standard withholding for tax and social security purposes, and (b) health benefits coverage at your election, to the extent permitted by the Company's then existing insurance policies and Health Benefits plan, except as required by law (e.g., COBRA health insurance continuation election), at the expense of the Company for twenty four months.

        6.     Payment Terms. The severance payment contemplated by this Agreement shall be payable (in the sole discretion of the Company) in a lump sum within 30 days of the date of such termination or as salary continuation over a one year period.

        7.     Severance Terms. The severance shall be payable to you if your employment with the Company is terminated, or if this agreement is not renewed, unless such termination or non-renewal is (a) because of your death or Disability (as defined below); (b) by the Company for Cause (as defined below); or (c) by you for other than Good Reason (as defined below).

        8.     Change in Control. In the event that you are terminated by the Company immediately prior to or concurrently with a Change in Control (as defined below) and you are not employed by the successor entity in the same or similar capacity at the same total compensation level, including bonus opportunity, after such Change in Control, all Options held by you shall automatically be 100% vested as of the date of such termination. In addition, you will receive, in total, the sum of one year Base Salary plus your highest bonus received in the prior two years and health care coverage for 24 months as set forth in Section 5. A "Change in Control" is defined for purposes of this Agreement as a sale of all or substantially all of the assets of the Company or a sale, directly or indirectly, of more than 50% of the voting stock of the Company. This assumes that you will continue to perform your duties in the ordinary course through the date of such event.

        9.     Disability. The Company may terminate your employment in the event you suffer a disability that renders you unable to perform the essential functions of his position, even with reasonable accommodation, as defined by the Company's then existing long term disability insurance policy. After the Termination Date, which in this event shall be the date upon which notice of termination is given, you shall receive the accrued portion of any salary, vacation and bonus hereunder through the Termination Date, less standard withholdings for tax and social security purposes, payable, in the case of a bonus, upon such date or over such period of time which is in accordance with the applicable bonus plan. In addition, you will be entitled to a severance payment in the gross amount equal to six months Base Salary to be paid, in the sole discretion of the Company, in a lump sum within 30 days of the date of the Termination or as salary continuation over a six month period. In addition, any unvested Options granted under Section 4 of the Agreement, any previously granted options or that may hereafter be granted to you shall immediately vest as of the Termination Date.

        10.   Cause. Termination by the Company of your employment for "Cause" shall mean termination upon the occurrence or existence of any of the following, as reasonably determined by the CEO: (a) the continued failure to substantially perform your duties or responsibilities, provided that the Company has given you written notice specifying the basis upon which the CEO determined that your duties or responsibilities were not substantially performed and such failure remains uncorrected for a period of 30 days following receipt of such written notice; (b) a material breach by you of any of your material obligations hereunder our under the Confidential Information Agreement (as defined below) which remains uncured for a period of 10 days following the date that the Company has given you written notice thereof; (c) a material breach by you of your duty not to engage in any transaction that represents, directly or indirectly, self-dealing with Parent or the Company or any of their affiliates which has not been approved by the CEO if in any such case such material breach remains uncured for a period of 30 days following the date that the Company has given you written notice thereof; (d) the repeated material breach by you of any material duty referred to in clause (b) or (c) above as to which at least one written notice has been previously given pursuant to such clause (b) or (c); (e) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its affiliates; (f) the violation and conviction of any federal, state or local law or any act of moral turpitude which has a material adverse impact on the business, reputation or operation of the Company or on your ability to perform your duties as President; (g) intentional infliction of any damage of a material nature to any property of the Company or any affiliate thereof; or (h) the repeated non-prescription use of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which has a material adverse impact on your ability to serve in your capacity as an employee of the Company or any affiliate thereof.

        11.   Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of:

          (a)   any material diminution by the Company in your position or responsibilities without your consent, provided that within 30 days of any such alleged diminution, you provide the Company with written notice of the basis for your claim that any action by the Company is a material diminution and a period of at least 30 days for the Company to cure.

          (b)   a reduction by the Company in your annual base salary as the same may be increased from time to time, except for across-the-board salary reductions similarly affecting all senior management personnel of the Company; and

          (c)   the Company's requiring you to be based more than 50 miles from the location at which you were based, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations.

        12.   Successors: Binding Agreement.

          (a)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

          (b)   This Agreement shall inure to the benefit of and be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        13.   Confidential Information Agreement. Simultaneously with your execution hereof, you agree to execute and deliver to the Company its standard form of Employee Invention, Trade Secret and Confidential Information Agreement (the "Confidential Information Agreement") as detailed in Exhibit B attached to this agreement..

        14.   Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its conflicts of law principles.

        15.   Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        16.   Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        17.   Entire Agreement. This Agreement and the exhibits attached hereto sets forth the entire understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

        If this Agreement sets forth our understanding with respect of the subject matter contained herein, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our entire agreement in respect of such subject matter.

Sincerely,
[THE COMPANY]
	By:	Name: Title:

Agreed to this day of , 2003:
Name: John W. Manzetti

EXHIBIT A

Fiscal 2004 Incentive Bonus Program

        Your bonus will be a minimum of 25% of your annual base salary if the Company meets or exceeds the Performance Goals established for the previous Measuring Year. Full detail of the program for 2004 will be provided prior to the Closing Date and shall be incorporated by reference herein.

EXHIBIT B
Employee Invention, Trade Secret and Confidential Information Agreement
(the "Confidential Information Agreement")

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  Exhibit 10.1